EXHIBIT 10.1
Execution Copy
PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 1st day of September, 2006, by and between SunStone Oil and Gas, LLC, an Oklahoma limited liability company (“Seller”), and American Oil & Gas, Inc., a Nevada corporation (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”
WITNESSETH:
     WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 1.02), all upon the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:
Article I
Assets
     Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.
     Section 1.02 Assets. The term “Assets” shall mean all of Seller’s right, title and interest in and to:
     (a) The fee mineral interests, leasehold interests, royalty and overriding royalty interests Seller owns in the geographic area described on Exhibit “A” attached hereto (collectively, the “Leases”) and in and to the lands covered by the Leases (collectively, the “Lands” and with the Leases collectively, the “Subject Interests”);
     (b) The oil and gas wells (collectively, the “Wells”) located on the Subject Interests, together with all other oil and gas wells located thereon and on lands on which the Subject Interests may have been pooled, communitized or unitized (collectively, the “Other O&G Wells”) and all water, injection and disposal wells on the Subject Interests (collectively, the “Injection and Disposal Wells”), together with all personal property, equipment, fixtures, inventory and improvements located on the Leases, Lands or Wells or used in connection with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, and wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery;

     (c) All rights incident to the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Lands; and (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon production obtained after the Effective Time (as defined in Section 2.02) attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;
     (d) To the extent assignable or transferable, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used solely in connection with the Subject Interests;
     (e) To the extent assignable or transferable, all contracts, agreements and other arrangements that directly relate to the Assets, including, without limitation, production sales contracts, farmout agreements, operating agreements;
     (f) To the extent assignable or transferable, copies of all books, records, files, muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, and correspondence, but insofar only as the foregoing items pertain to the Subject Interests and are in the possession of, and maintained by, Seller.
     Section 1.03 Excluded Assets. Notwithstanding any provision to the contrary in this Agreement or any assignment, conveyance or bill of sale delivered in connection with the sale of the Assets, Seller reserves, retains, excepts, and excludes from the purchase and sale provided for in this Agreement all of Seller’s right, title, estate, and interest in and to the following:
     (a) all mineral oil in tanks on the Land or on lands spaced, pooled, communitized or unitized therewith;
     (b) all Hydrocarbons in the tanks as of the Effective Time attributable to the Assets and all proceeds from the sale of Hydrocarbons produced before the Effective Time attributable to the Assets;
     (c) any and all causes of action, choses in action, rights of refund for improper charges or overcharges, and rights to underpayments that are attributable to the ownership, use and/or operation of the Assets and arose or arise from any event, act or failure to act occurring or failing to occur prior to the Effective Time, including, without limitation, any breach by any person or entity of any duty, obligation or undertaking arising prior to the Effective Time; and
     (d) all confidential information and trade secrets of Seller.
     Section 1.04 Permitted Encumbrances. Wherever used in this Agreement, the term “Permitted Encumbrances,” shall mean:
     (a) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained before the Closing from the appropriate parties or (ii) the appropriate time period for asserting those rights has expired without an exercise of those rights after appropriate notice;
     (b) All rights to consent by, required notices to, filings with, or other actions by governmental authorities in connection with the sale or conveyance of the Assets, or the transfer of operations of the Wells, the Other Wells and/or the Injection and Disposal Wells, if the same are customarily obtained subsequent to the sale or conveyance of oil and gas leases or interests therein;
     (c) Non-consent penalties applied against the interest of Seller in any of the Subject Interests or the Wells arising under applicable operating agreements;
     (d) Easements, rights-of-way, servitudes, permits, zoning restrictions, surface leases, and other rights in respect of surface operations which do not interfere with or detract from the operation, value or use of the Assets by Buyer in any material respect;
     (e) The terms and conditions of the Leases, operating agreements, pooling, communitization or unitization agreements and orders, production purchase and sale contracts, and other agreements and contracts that do not interfere with or detract from the operation, value or use of the Assets by Buyer in any material respect;
     (f) Rights of reassignment to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any Lease;
     (g) Liens for taxes or assessments not yet due or not yet delinquent;
     (h) Liens, if any, to be released at Closing by an instrument in a form acceptable to Buyer;
     (i) Liens imposed by operating agreements and mandatory provisions of law such as operators’, carriers’, materialmen’s, mechanics’, warehousemen’s, landlords’ and similar liens arising in the ordinary course, securing indebtedness, undertakings or obligations not yet due, and liens arising in the ordinary course from pledges or deposits to secure public or statutory obligations; and
     (j) All agreements, contracts, governmental orders and authorizations, litigation, permits, licenses, instruments, documents, and other matters of which Buyer has actual or constructive knowledge as of the date hereof affecting any one or more of the Assets.
Article II
Purchase Price
     Section 2.01 Purchase Price. The purchase price consideration for the purchase, sale and conveyance of the Assets to Buyer shall be 2,050,000 shares of Buyer’s common stock (the “Shares”).
     Section 2.02 Effective Time. The ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, effective as of 7:00 a.m., Mountain Daylight Time, on July 1, 2006 (the “Effective Time”).

Article III
Representations and Warranties of Seller
     Seller represents and warrants to Buyer that:
     Section 3.01 Seller’s Existence. Seller is a limited liability company duly formed and validly existing under the laws of the State of Oklahoma and is qualified to conduct business in the State of Wyoming if such qualification is required by applicable law. Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.
     Section 3.02 Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:
     (a) any provision of Seller’s governing documents;
     (b) any material agreement or instrument to which Seller or an affiliate of Seller is a party or by which Seller or any affiliate of Seller is bound, but excluding Permitted Encumbrances and any such agreements and instruments of which Buyer has actual or constructive notice; or
     (c) any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller, but excluding any such judgments, orders, rulings and decrees of which Seller does not have actual knowledge or Buyer has actual knowledge.
     Section 3.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Seller are duly and validly authorized by all requisite action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally.
     Section 3.04 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative or governmental agency and no legal, administrative or arbitration proceeding pending or, to Seller’s knowledge, threatened against Seller or the Assets that has materially affected or will materially affect Seller’s ability to consummate the transactions contemplated herein or materially affect Seller’s title to or the value of the Assets.
     Section 3.05 Liens. Except for Permitted Encumbrances, the Assets will be conveyed to Buyer free and clear of all liens and encumbrances created by Seller or any entity affiliated with Seller.
     Section 3.06 Investment Experience; No Reliance. Seller acknowledges that it can bear the economic risk and loss of its investment in the Shares and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. Seller is experienced and knowledgeable in the oil and gas business and in investing in securities of oil and gas companies and is aware of the risks. Seller acknowledges that Buyer has not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding Buyer except as expressly set forth in this Agreement or in the Buyer SEC Records (as defined in Section 4.05) and Buyer shall have no liability to Seller or to Seller’s successors or assigns for its or their reliance on any information regarding Buyer that is not contained in this Agreement or in such Buyer SEC Records.
     Section 3.07 Speculative Investments. Seller acknowledges that: (a) Buyer’s operations have resulted in a history of losses; (b) the trading market for Buyer’s stock has been volatile and the market price of such stock can be expected to continue to be subject to significant fluctuations; and (c) the Shares constitute a speculative investment and involve a high degree of risk of loss by Seller of Seller’s investment in the Shares.
     Section 3.08 Advice. Prior to entering into this Agreement, Seller was advised by such legal, tax and other professional counsel concerning this Agreement, and the Shares and the value thereof, as Seller deemed necessary under the circumstances. Neither such advice or Seller’s other investigations shall modify, affect or amend Seller’s right to rely upon the representations and warranties contained in this Agreement.
     Section 3.09 Restricted Securities. Seller understands that the Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations, such Shares may be resold without registration only in certain limited circumstances. Seller has no present intention of selling, granting any participation in, or otherwise transferring the Shares to any person other than the Investors. Seller understands that certificates evidencing the Shares will bear a legend setting forth restrictions on transfer.
     Section 3.10 Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act of 1933, as amended (the “Securities Act”).
     Section 3.11 No General Solicitation. Seller did not learn of the investment in the Shares as a result of any public advertising or general solicitation.
Article IV
Representations and Warranties of Buyer
     Buyer represents and warrants to Seller that:
     Section 4.01 Buyer’s Existence. Buyer is a corporation duly organized and validly existing under the laws of the State of Nevada and is qualified to conduct business in the State of Wyoming. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.
     Section 4.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the Registration Rights Agreement (as defined herein) and the transactions contemplated hereby and thereby. The consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement will not violate, nor be in conflict with:
     (a) any provision of Buyer’s governing documents;
     (b) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or
     (c) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.
     Section 4.03 Execution. The execution, delivery and performance of this Agreement and Registration Rights Agreement and the transactions contemplated hereby and thereby by Buyer are duly and validly authorized by all requisite corporate action on the part of Buyer and will not violate or result in the breach of any agreement, contract or order to which Buyer or the Shares are subject. This Agreement constitutes, and Registration Rights Agreement when executed and delivered by Buyer at the Closing will constitute, the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally.
     Section 4.04 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative or governmental agency and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated by this Agreement or Registration Rights Agreement or that could reasonably be expected to have any adverse effect on the price of Buyer’s publicly traded securities.
     Section 4.05 Buyer SEC Reports. Buyer has filed all required forms, reports, registration statements, prospectuses, schedules, information statements, and documents with the Securities and Exchange Commission (collectively, the “Buyer SEC Reports”) required to be filed by it pursuant to applicable federal and state securities laws and the rules and regulations thereunder. The Buyer SEC Reports (a) have been filed on a timely basis; and (b) were prepared in all material respects in accordance with the requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as the case may be, and the rules and regulations thereunder. Buyer has complied with and timely made all filings required under all applicable state securities laws, rules and regulations. None of the Buyer SEC Reports required by the Exchange Act at the time filed, nor any of the Buyer SEC Reports required by the Securities Act at the time filed or as of the date of their effectiveness, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Buyer SEC Report has been revised or superseded by a later-filed Buyer SEC Report filed and publicly available prior to the date hereof. The Buyer SEC Reports filed prior to the date hereof, when taken together, do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     Section 4.06 Qualifications. Buyer is now, and after the Closing shall continue to be, qualified to own and operate the Assets and has, and shall maintain, all necessary bonds and governmental authorizations to own and operate the Assets.
     Section 4.07 Investment. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof. Buyer is acquiring the Assets for its own account.
     Section 4.08 Issuance of Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer. The Shares when issued, sold and delivered in accordance with the provisions of this Agreement will be duly and validly issued, fully-paid and non-assessable, free of preemptive rights, rights of first refusal and rights of first offer with no personal liability attaching to the ownership thereof.
     Section 4.09 Registration Exemption. The offer, sale and delivery of the Shares by the Company to Seller and by Seller to the persons listed on Exhibit “D” (the “Investors”) will be exempt from the registration requirements of the Securities Act.
     Section 4.10 Approval. No authorization, consent, approval or exemption from, or filing with, any state or federal governmental authority is required by Buyer other than post-sale filings pursuant to applicable securities laws in connection with (i) Buyer’s offer, issuance, sale, and delivery of the Shares to Seller and/or (ii) Seller’s sale, transfer, and delivery of the Shares on the Closing Date to the Investors.
     Section 4.11 Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for any broker’s or finder’s fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.
     Section 4.12 Knowledgeable Purchaser. Buyer is a knowledgeable purchaser, owner, and operator of oil and gas properties, and is acquiring the Assets for its own account.
     Section 4.13 No Material Changes. Since December 31, 2005, except as set forth in Buyer’s SEC Reports, Buyer has conducted its business in the ordinary course and Buyer has not experienced any events, developments or changes which, individually or in the aggregate would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Buyer.
     Section 4.14 Listing. The Shares are listed on the American Stock Exchange.
Article V
Seller’s Conditions to Close
     The obligations of Seller to consummate the transactions provided for herein for its consummation are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions precedent:

     Section 5.01 Representations. All representations and warranties of Buyer herein contained shall be true and correct in all respects on the Closing Date as though made on and as of such date.
     Section 5.02 Performance. Buyer shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.
     Section 5.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
     Section 5.04 The Shares. Buyer shall have delivered to Seller the Shares.
     Section 5.05 Assignment. Buyer shall have executed and acknowledged the Assignment described in Section 8.02.
     Section 5.06 Third Party Agreement. Seller shall have concurrently with transactions contemplated by this Agreement consummated the purchase, sale, and delivery of the Shares pursuant to the terms of that certain Stock Purchase Agreement between Seller and the Investors.
     Section 5.07 Registration Rights Agreement. Buyer and the Investors shall have executed the Registration Rights Agreement substantially in the form attached hereto as Exhibit “C” to this Agreement (the “Registration Rights Agreement”).
     Section 5.08 Representation of Investment Intent Letter. The Investors shall have executed and delivered to the Seller a representation of investment intent letter substantially in the form attached hereto.
Article VI
Buyer’s Conditions to Close
     The obligations of Buyer to consummate the transactions provided for herein for its consummation are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions precedent:
     Section 6.01 Representations. All representations and warranties of Seller herein contained shall be true and correct in all respects on the Closing Date as though made on and as of such date.
     Section 6.02 Performance. Seller shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

     Section 6.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
     Section 6.04 Assignment. Seller shall have executed, acknowledged and delivered to Buyer the Assignment described in Section 8.02(a).
     Section 6.05 Representation of Investment Intent Letter. The Investors shall have executed and delivered to the Buyer a representation of investment intent letter substantially in the form attached hereto.
Article VII
Tax Matters
     Section 7.01 Transfer Taxes. All sales, transfer, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.
     Section 7.02 Ad Valorem and Similar Taxes.
     (a) All Ad valorem, taxes, real property taxes and personal property taxes (“Real and Personal Property Taxes”) for the year in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer. Seller shall be liable for the portion of such Real and Personal Property Taxes based upon the number of days in the year occurring prior to the Effective Time, and Buyer shall be liable for the portion of such taxes based upon the number of days in the year occurring on and after the Effective Time. To the extent such taxes have not actually been assessed, the respective liabilities of Buyer and Seller shall be computed on the basis of such taxes and assessments for the preceding tax year. For any year in which an apportionment is required, Buyer shall file all reports and returns required to be filed after Closing that are incident to these taxes assessed for the year in which the Effective Time occurs that are not paid by Seller as of the Closing Date. Seller has, or will have, filed any such renditions, reports, or returns required to be filed before Closing.
     (b) Severance Taxes will be allocated by the Parties so that the Party which is entitled to the revenue from production shall bear the burden of the severance tax in respect thereto.
Article VIII
The Closing
     Section 8.01 Time and Place of the Closing. If the conditions referred to in Articles V and VI of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place on September 1, 2006 (the “Closing Date”), at 10:00 a.m. MDT, at the offices of Buyer in Denver, Colorado, or on such other date or at such other place agreed to by the Parties.

     Section 8.02 Actions of Seller at the Closing.
     At the Closing, Seller shall:
     (a) execute, acknowledge and deliver to Buyer a Conveyance, Assignment and Bill of Sale in the form set forth as Exhibit “B” to this Agreement (the “Assignment”) and such other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer; and
     (b) deliver to Buyer possession of the Assets.
     Section 8.03 Actions of Buyer at the Closing.
     At the Closing, Buyer shall:
     (a) deliver to Seller, or at Seller’s request to and as requested by the Investors, one or more definitive certificates representing the Shares, and Buyer shall cause such issuance and delivery to be duly noted and recorded on the stock transfer records maintained by Buyer or its transfer agent with respect to the ownership of Buyer’s publicly traded common stock;
     (b) take possession of the Assets; and
     (c) execute, and acknowledge the Assignment, the Registration Rights Agreement and any other document that may be necessary or desirable to effectuate the transactions contemplated hereby.
Article IX
Termination
     Section 9.01 Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:
     (a) by mutual written consent of the Parties;
     (b) by Seller on the Closing Date if any condition set forth in Article V has not been satisfied in all respects by Buyer or waived by Seller in writing by or on the Closing Date;
     (c) by Buyer on the Closing Date if any condition set forth in Article VI has not been satisfied in all respects by Seller or waived by Buyer in writing by or on the Closing Date;
     (d) by either Party if the Closing shall not have occurred on or before September 29, 2006; or
     (e) by either Party if any governmental agency or authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein.

Provided, however, that neither Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in material breach of any provision of this Agreement.
     Section 9.02 Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 9.01, then, except as set forth in Section 9.03 and this Section, this Agreement shall be null and void and neither Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to such termination pursuant to Section 9.03.
     Section 9.03 Liabilities Upon Termination.
     (a) If the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the failure of Buyer to perform any of its material obligations hereunder or the breach of any representation and warranty made herein by Buyer, then, in such event, Seller may, as its sole and exclusive remedy for Buyer’s failure to perform or breach, bring an action against Buyer for specific performance of this Agreement and for any and all damages (excluding consequential damages) incurred by Seller arising from such failure or breach.
     (b) If the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the failure of Seller to perform any of its material obligations hereunder or the breach of any representation herein by Seller, then, in such event, Buyer may, as its sole remedy for Seller’s failure to perform or breach, bring an action against Seller for specific performance of this Agreement and for any and all damages (excluding consequential damages) incurred by Buyer arising from such failure or breach.
Article X
Post Closing Obligations
     Section 10.01 Receipts and Credits. Subject to the terms hereof, all monies, proceeds, receipts, credits and income attributable to the ownership and operation of the Assets (a) for all periods of time from and subsequent to the Effective Time shall be the sole property and entitlement of Buyer, and, to the extent received by Seller, Seller shall within ten (10) business days after such receipt, fully disclose, account for and transmit same to Buyer, and (b) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Seller and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Seller within ten (10) business days after such receipt. Subject to the terms hereof, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets (i) for periods of time prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay or, if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same, and (ii) for periods of time from and subsequent to the Effective Time, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay or, if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

     (a) Section 10.02 Further Cooperation. After the Closing Date, each Party, at the reasonable request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer or to issue, transfer and deliver the Shares to Seller (or the Investors, and to accomplish the orderly transfer of the Assets to Buyer and the Shares to Seller (or the Investors) in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all revenues and proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder. A final reconciliation or accounting of the Effective Time allocations shall occur within sixty (60) days after Closing, except with respect to ad valorem taxes. The final reconciliation or accounting of ad valorem taxes shall occur within thirty (30) days after Buyer or Seller’s receipt of the pertinent ad valorem tax assessment from the applicable governmental taxing authority.
Article XI
Obligations and Indemnification
     Section 11.01 Seller Obligations. Following Closing, Seller shall be responsible for: (i) all duties, obligations and liabilities of every kind and character with respect to Seller’s ownership of the Assets prior to the Effective Time, except as otherwise provided in Section 11.02, and (ii) the breach by Seller of any of Seller’s representations and warranties set forth in Article III, except for any breach that is included in “Buyer Obligations”, as that term is defined in Section 11.02 (collectively, the “Seller Obligations”).
     Section 11.02 Buyer Obligations. Following Closing, Buyer shall be responsible for: (i) all duties, obligations and liabilities of every kind and character with respect to Buyer’s ownership or operation of the Assets on or after the Effective Time, including, without limitation, assumption of all plugging obligations and associated liabilities, if any, with respect to the Wells, the Other O&G Wells, the Injection and Disposal Wells, and the Subject Interests, (ii) all “Losses”, as that term is defined in Section 11.03, resulting from any environmental condition at, on or under the Land and/or any land spaced, pooled, communitized or unitized with the Land, regardless of when occurring, (iii) any violation or breach of any local, state or federal law, rule, regulation, permit or order with respect to the operation of any of the Assets, the Wells, the Other O&G Wells, and/or the Injection and Disposal Wells, regardless of when occurring, and (iv) the breach of any of Buyer’s representations and warranties set forth in Article IV (collectively, the “Buyer Obligations”).
     Section 11.03 Buyer Indemnification. Following Closing, Buyer shall release, defend, indemnify and hold harmless Seller and Seller’s owners, officers, directors, employees, agents, representatives, successors and assigns, from and against any and all claims, damages, liabilities, losses, causes of action, costs and expenses (including, court costs and attorneys’ fees) (collectively, the “Losses”) as a result of, arising out of, or related to the Buyer Obligations.
     Section 11.04 Seller Indemnification. Following Closing, Seller shall release, defend, indemnify and hold harmless Buyer and Buyer’s owners, officers, directors, employees,

agents, representatives, successors and assigns from and against any and all Losses as a result of, arising out of, or related to, the Seller Obligations.
     Section 11.05 Notices and Defense of Indemnified Matters. Each Party shall promptly notify the other Party of any matter of which it has actual knowledge and for which it is entitled to indemnification from the other Party under this Agreement. A Party’s failure to promptly notify the other Party of any matter for which it is entitled to indemnification under this Agreement shall not bar such Party’s right for indemnification under this Agreement unless that delay has materially prejudiced the other Party. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any matter for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such matter at its own expense. The representations, warranties and indemnities provided for in this Agreement shall survive the execution and delivery of this Agreement and the Closing indefinitely.
Article XII
Limitations on Representations and Warranties
     Section 12.01 Disclaimers. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR

EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
Article XIII
Dispute Resolution
     Section 13.01 Arbitration. Except for an action against a Party to enforce specific performance of this Agreement, the Parties agree to resolve all disputes concerning this Agreement (“Disputes”) pursuant to the provisions of this Article XIII. The Parties agree to submit all Disputes to binding arbitration in Dallas, Texas, such arbitration to be conducted as follows: The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), with discovery to be conducted in accordance with the Federal Rules of Civil Procedure. The arbitration shall be before a single arbitrator (the “Arbitrator”) with no less than ten (10) years experience concerning the matter in dispute and with no prior affiliation or business dealings with either Party. The Arbitrator shall conduct a hearing no later than thirty (30) days after submission of the matter to arbitration, and the Arbitrator shall render a written decision within thirty (30) days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the Arbitrator shall consider any evidence and testimony that he or she determines to be relevant, in accordance with procedures that he or she determines to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within fifteen (15) days of the Arbitrator’s decision. The final decision may be filed in a court of competent jurisdiction and may be enforced by the prevailing Party as a final judgment of such court. Except as provided in the immediately succeeding sentence, each Party shall bear its own costs and expenses of the arbitration; provided, however, that the costs of employing the Arbitrator shall be borne 50% by Seller and 50% by Buyer. The arbitrator may, in the Arbitrator’s sole discretion, award the cost and expenses, including, without limitation, attorneys’ and experts’ fees, and the cost of arbitration (including the cost of the Arbitrator) incurred by the prevailing Party in the Arbitration.

Article XIV
Miscellaneous
     Section 14.01 Expenses. Each Party shall be solely responsible for all expenses incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party. The prevailing Party in any lawsuit, litigation or arbitration proceeding concerning the construction or interpretation of this Agreement or the breach by the other Party of any provision of this Agreement shall be entitled to such Party’s reasonable attorneys’, experts’ fees, and court and arbitration costs, except as otherwise provided in Article XIII.
     Section 14.02 Entire Agreement. This Agreement and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.
     Section 14.03 Waiver. No waiver of any of the provisions of this Agreement by either Party shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) by that Party, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 14.04 Announcements. The Parties shall consult with each other with regard to any press releases and other announcements issued after the date of this Agreement concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Party shall issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
     Section 14.05 Construction. The titles, captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement, and as such, the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against either Party on the grounds of authorship. Each reference in this Agreement to a Section or an Article shall mean the applicable numbered Section or Article of this Agreement unless the reference clearly indicates otherwise.
     Section 14.06 No Third Party Beneficiaries. Except as set forth in Section 14.13, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract.
     Section 14.07 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

     Section 14.08 Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.
     Section 14.09 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

Seller:	SunStone Oil and Gas, LLC
101 N. Robinson, Suite 810
Oklahoma City, Oklahoma 73102
Attn: Jeffrey A. Bonney
Telephone: (405) 605-1274
Facsimile: (405) 605-1273

Buyer:	American Oil & Gas, Inc.
1050 Seventeenth Street, Suite 2400
Denver, CO 80265
Attn: Pat D. O’Brien, CEO
Telephone: (303) 991-0173
Facsimile: (303) 595-0709
Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.
     Section 14.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent reasonably possible.
     Section 14.11 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.
     Section 14.12 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. The Parties agree that facsimile signatures of this Agreement shall be binding upon the Parties.

     Section 14.13 Third Party Reliance. In addition to Seller, the Investors shall be entitled to rely upon the representations, warranties, covenants and agreements made in this Agreement by Buyer, and following the Closing, Buyer shall release, defend, indemnify and hold harmless each Investor and each Investor’s owners, officers, directors, employees, agents, representatives, successors and assigns from and against any and all Losses as a result of, or arising out of, or related to the breach of Buyer’s representations and warranties set forth in Article IV of this Agreement.
     Section 14.14 Buyer also hereby acknowledges that Seller is not an agent of, has not acted in the capacity of an agent of or directly or indirectly on behalf of, and has not made any representations or warranties on behalf of, the Investors in their negotiations with Buyer for the acquisition of the Shares and certain registration rights related thereto, and Buyer shall release, defend, indemnify and hold harmless Seller and Seller’s owners, officers, directors, employees, agents, representatives, successors and assigns, from and against any and all Losses suffered by Seller or Buyer as a result of, arising out of, or directly or indirectly related to the acquisition of the Shares by the Investors.
     IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SUNSTONE OIL AND GAS, LLC, by SunStone Energy Group, LLC, its sole member and manager

By:	/s/ Jeff A. Bonney

Name: Jeff A. Bonney
Title: Manager

AMERICAN OIL & GAS, INC.

By:	/s/ Andrew P. Calerich

Name: Andrew P. Calerich
Title: President

EXHIBIT “A”
TO PURCHASE AND SALE AGREEMENT
Subject Interests
Converse County, Wyoming
Township 32 North, Ranges 70 & 71 West;
Township 33 North, Ranges 70 and 71 West; &
The east one-third of Township 33 North, Range 72 West
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EXHIBIT “B”
TO PURCHASE AND SALE AGREEMENT
CONVEYANCE, ASSIGNMENT AND BILL OF SALE
     THIS CONVEYANCE, ASSIGNMENT AND BILL OF SALE (this “Assignment”) is executed effective as of July 1, 2006 (the “Effective Time”), by and between SunStone Oil and Gas, LLC, an Oklahoma limited liability company (“Assignor”), whose address is 101 N. Robinson, Suite 810, Oklahoma City, Oklahoma 73102, and American Oil & Gas, Inc., a Nevada corporation (“Assignee”), whose address is 1050 Seventeenth Street, Suite 2400, Denver, Colorado 80265.
     Assignor, for One Hundred and No/00 Dollars ($100.00) and other good and valuable consideration in hand paid by Assignee, the receipt and sufficiency of which is hereby acknowledged and confessed, by these presents does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER AND DELIVER unto Assignee all of Assignor’s right, title and interest in and to the following described properties (collectively, the “Assets”):
(a)	The fee mineral interests, leasehold interests, royalty and overriding royalty interests Assignor owns in the geographic area described on Exhibit “A” attached hereto (collectively, the “Leases”) and in and to the lands covered by the Leases (collectively, the “Lands” and with the Leases collectively, the “Subject Interests);

(b)	The oil and gas wells (collectively, the “Wells”) located on the Subject Interests, together with all other oil and gas wells located thereon and on lands on which the Subject Interests may have been pooled, communitized or unitized and all water, injection and disposal wells on the Subject Interests, together with all personal property, equipment, fixtures, inventory (excluding all mineral oil in tanks on the Land or on lands spaced, pooled, communitized or unitized therewith) and improvements located on the Leases, Lands or Wells or used in connection with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, and wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tasks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery;

(c)	All rights incident to the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Lands; and (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon production after the Effective Time attributable to the Subject Interests of any such pool or unit allocated to any such Subject Interest;

(d)	To the extent assignable or transferable, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights

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and privileges directly related to or used solely in connection with the Subject Interests;

(e)	To the extent assignable or transferable, all contracts, agreements and other arrangements that directly relate to the Assets, including, without limitation, productions sales contracts, farmout agreements, and operating agreements; and

(f)	To the extent assignable or transferable, copies of all books records, files, muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, and correspondence, but insofar only as any of the foregoing items pertain to the Subject Interests and are in the possession of, and maintained by, Assignor.
     TO HAVE AND TO HOLD the Assets unto Assignee, its successors and assigns, forever.
     1. Limited Warranty; Disclaimer. THE ASSETS ARE ASSIGNED AND CONVEYED TO ASSIGNEE WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, EXCEPT THAT ASSIGNOR HEREBY WARRANTS ITS TITLE TO THE ASSETS AGAINST ALL PERSONS CLAIMING TITLE BY, THROUGH OR UNDER ASSIGNOR, BUT NOT OTHERWISE. ALL PERSONAL PROPERTY, EQUIPMENT, FIXTURES, AND APPURTENANCES CONSTITUTING A PORTION OF THE ASSETS ARE ASSIGNED TO ASSIGNEE “AS IS, WHERE IS.” WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, AS TO (A) MERCHANTABILITY, (B) FITNESS FOR A PARTICULAR PURPOSE, (C) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND/OR (D) CONDITION.
     2. Governing Law. THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF COLORADO.
     3. Successors and Assigns. The terms and conditions hereof shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns. All such terms and conditions shall be covenants running with the land herein assigned and with each subsequent transfer or assignment thereof.
     4. Purchase Agreement. This Assignment is subject to that certain Purchase and Sale Agreement among Assignor and Assignee, dated September 1, 2006. In the case of any conflict between such Purchase and Sale Agreement and this Assignment, the terms and conditions of such Purchase and Sale Agreement shall govern and control.
     5. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original instrument, but which together shall constitute but one and the same instrument. Any counterpart of this Assignment may be delivered by facsimile. Any counterpart with a facsimile signature shall be binding on the party that signed it.

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     IN WITNESS WHEREOF, this Conveyance, Assignment and Bill of Sale has been executed by the parties hereto on the dates of their respective acknowledgments, but is to be effective as of the Effective Date.

Assignor:

Sunstone Oil and Gas, LLC, by SunStone Energy
Group, LLC, its sole member and manager

By:	/s/ Jeff A. Bonney

Name:	Jeff A. Bonney
Its:	Manager

Assignee:

American Oil & Gas, Inc.

By:	/s/ Andrew P. Calerich

Name:	Andrew P. Calerich
Its:	President

STATE OF OKLAHOMA	)
	)	ss:
COUNTY OF OKLAHOMA	)
     The foregoing instrument was acknowledged before me this 1st day of September, 2006, by Jeff A. Bonney, as Manager of SunStone Energy Group, LLC, an Oklahoma limited liability company, as the sole Member and Manager and for and on behalf of SunStone Oil and Gas, LLC, an Oklahoma limited liability company, on behalf of such company.
     Witness my hand and official seal.

/s/ Dawnetta Taylor
Notary Public
My Commission Expires: 8/15/08

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STATE OF COLORADO	)
	)	ss:
CITY AND COUNTY OF DENVER	)
     The foregoing instrument was acknowledged before me this 1st day of September, 2006, by Andrew P. Calerich, as President of American Oil & Gas, Inc., a Nevada corporation, on behalf of said corporation.
     Witness my hand and official seal.

/s/ Brenda M. Beeman
Notary Public
My Commission Expires:

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EXHIBIT “A”
TO CONVEYANCE, ASSIGNMENT AND BILL OF SALE
Subject Interests
Converse County, Wyoming
Township 32 North, Ranges 70 & 71 West;
Township 33 North, Ranges 70 and 71 West; &
The east one-third of Township 33 North, Range 72 West

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EXHIBIT “C”
TO PURCHASE AND SALE AGREEMENT
REGISTRATION RIGHTS AGREEMENT
 1
[ Included as Exhibit 10.2 to the 8-K Report ]

EXHIBIT “D”
TO PURCHASE AND SALE AGREEMENT
INVESTORS
Edison Sources Ltd
Raytheon Master Pension Trust
Raytheon Combined DB/DC Master Trust
SSR Energy and Natural Resources Hedge Fund LLC
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